Exhibit 5.1

[LETTERHEAD OF O’MELVENY & MYERS LLP]

•, 2007

Exar Corporation

48720 Kato Road

Fremont, California 94538

Re:	Registration Statement on Form S-4 filed •, 2007

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by you with the Securities Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of common stock, par value $0.0001 per share (the “Shares”). We are familiar with the proceedings taken and proposed to be taken by you in connection with the authorization and proposed issuance of the Shares pursuant to the Agreement and Plan of Merger, dated as of May 7, 2007, by and among Exar, Side Acquisition Corp., a Delaware corporation, and Sipex Corporation, a Delaware corporation, which is included as Annex A to the joint proxy statement/prospectus contained in the Registration Statement.

It is our opinion that, subject to said proceedings being duly taken and completed by you as now contemplated prior to the issuance of the Shares, the Shares will, upon issuance in the manner referred to in the Registration Statement, be legally and validly issued, fully paid and non-assessable stock.

The law governed by this opinion is limited to the present federal law of the United States, the present law of the State of California and the General Corporation Law of the State of Delaware, in each case as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,